Exhibit 99.1

VISHAY REPORTS RESULTS FOR FIRST QUARTER 2015

•	Revenues for Q1 2015 $593 million
•	Operating margin Q1 2015 of 8.0%, or adjusted operating margin of 8.3%
•	EPS Q1 2015 of $0.20, or adjusted EPS of $0.21
•	Cash from operations for trailing twelve months Q1 2015 of $281 million and capital expenditures of $157 million
•	Guidance for Q2 2015 for revenues of $600 - $640 million and gross margins of 24% to 26%
•	Book-to-bill Q1 2015 1.05

MALVERN, PENNSYLVANIA – May 5, 2015 – Vishay Intertechnology, Inc. (NYSE: VSH), one of the world's largest manufacturers of discrete semiconductors and passive components, today announced its results for the fiscal quarter ended April 4, 2015.

Revenues for the fiscal quarter ended April 4, 2015 were $593.4 million, compared to $602.4 million for the fiscal quarter ended March 29, 2014.  The net earnings attributable to Vishay stockholders for the fiscal quarter ended April 4, 2015 were $30.7 million, or $0.20 per diluted share, compared to $25.8 million, or $0.17 per diluted share for the fiscal quarter ended March 29, 2014.

Net earnings attributable to Vishay stockholders for the fiscal quarter ended April 4, 2015 include restructuring and severance costs of $1.4 million.  Net earnings attributable to Vishay stockholders for the fiscal quarter ended March 29, 2014 include restructuring and severance costs of $6.4 million.  These items are summarized on the attached reconciliation schedule.  Adjusted earnings per diluted share, which exclude these items, were $0.21 and $0.20 for the fiscal quarters ended April 4, 2015 and March 29, 2014, respectively.

Commenting on the results for the first quarter 2015, Dr. Gerald Paul, President and Chief Executive Officer, stated, "Despite the recent substantial strengthening of the US dollar versus the euro, Vishay had a promising start into 2015. Obviously, our revenue expressed in US dollars was negatively impacted—by $19 million sequentially—but Vishay was able to maintain its profitability. Vishay's share of revenues in euro as well as share of total costs in euro are approximately balanced. A weaker euro means that both revenues and costs translated into U.S. dollars decrease, in effect practically offsetting each other with only a slight effect on Vishay's bottom line."

Dr. Gerald Paul continued,  "During the first quarter 2015, we recorded a book-to-bill above parity for all regions, all sales channels, all end markets and nearly all business segments. The overall price pressure remained at a low level. Excluding exchange rate effects, sales of Vishay products by its distributors to end customers increased slightly sequentially and inventories of Vishay products at its distributors decreased."

Commenting on the outlook for the second quarter 2015 Dr. Paul stated, "Based on a 1.10 U.S. dollar to euro exchange rate, we guide for revenues of $600 to $640 million—representing an increase of 6% sequentially at constant exchange rates—and for gross margins of 24% to 26%."

A conference call to discuss first quarter financial results is scheduled for Tuesday, May 5, 2015 at 10:00 AM ET. The dial-in number for the conference call is 877-589-6174 (+1 706-643-1406 if calling from outside the United States or Canada) and the conference ID is 25675540.

There will be a replay of the conference call from 1:00 PM ET on Tuesday, May 5, 2015 through 11:59 PM ET on Tuesday, May 12, 2015. The telephone number for the replay is 800-585-8367 (+1 855-859-2056 or 404-537-3406 if calling from outside the United States or Canada) and the access code is 25675540.

There will also be a live audio webcast of the conference call. This can be accessed directly from the Investor Relations section of the Vishay website at https://ir.vishay.com.

About Vishay
Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay's product innovations, successful acquisition strategy, and "one-stop shop" service have made it a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

This press release includes certain financial measures which are not recognized in accordance with U.S. generally accepted accounting principles ("GAAP"), including adjusted net earnings; adjusted earnings per share; earnings before interest, taxes, depreciation and amortization ("EBITDA"); adjusted EBITDA; and adjusted EBITDA margin; which are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. These non-GAAP measures supplement our GAAP measures of performance or liquidity and should not be viewed as an alternative to GAAP measures of performance or liquidity. Non-GAAP measures such as adjusted net earnings, adjusted earnings per share, EBITDA, adjusted EBITDA, and adjusted EBITDA margin do not have uniform definitions. These measures, as calculated by Vishay, may not be comparable to similarly titled measures used by other companies. Management believes that such measures are meaningful to investors because they provide insight with respect to intrinsic operating results of the Company. Although the term "EBITDA" is not defined in GAAP, the measure is derived using various line items measured in accordance with GAAP. Reconciling items to arrive at adjusted net earnings represent significant charges or credits that are important to understanding the Company's intrinsic operations. Reconciling items to calculate adjusted EBITDA represent those same items used in computing adjusted net earnings, as relevant. Furthermore, the presented calculation of adjusted EBITDA is substantially similar to, but not identical to, a measure used in the calculation of financial ratios required for covenant compliance under Vishay's revolving credit facility. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in the Company's financial statements presented in its annual report on Form 10-K and its quarterly reports presented on Forms 10-Q.

Statements contained herein that relate to the Company's future performance, including statements with respect to forecasted revenues, margins, cash generation, internal growth and acquisition activity and results, new product development, cost reduction programs, and the general state of the Company, are forward-looking statements within the safe harbor provisions of Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should," or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties in implementing our cost reduction strategies; changes in foreign currency exchange rates; competition and technological changes in our industries; difficulties in new product development; difficulties in identifying suitable acquisition candidates, consummating a transaction on terms which we consider acceptable, and integration and performance of acquired businesses; uncertainty related to the effects of changes in foreign currency exchange rates; and other factors affecting our operations that are set forth in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarters ended
	April 4, 2015	December 31, 2014	March 29, 2014

Net revenues	$593,436	$610,764	$602,378
Costs of products sold	448,398	467,240	457,095
Gross profit	145,038	143,524	145,283
Gross margin	24.4%	23.5%	24.1%

Selling, general, and administrative expenses	96,070	98,396	96,307
Restructuring and severance costs	1,410	1,971	6,404
Operating income	47,558	43,157	42,572
Operating margin	8.0%	7.1%	7.1%

Other income (expense):
Interest expense	(6,361)	(6,489)	(5,980)
Other	3,460	1,443	1,312
Total other income (expense) - net	(2,901)	(5,046)	(4,668)

Income before taxes	44,657	38,111	37,904

Income taxes	13,732	9,041	11,940

Net earnings	30,925	29,070	25,964

Less: net earnings (loss) attributable to noncontrolling interests	226	(136)	154

Net earnings attributable to Vishay stockholders	$30,699	$29,206	$25,810

Basic earnings per share attributable to Vishay stockholders	$0.21	$0.20	$0.17

Diluted earnings per share attributable to Vishay stockholders	$0.20	$0.19	$0.17

Weighted average shares outstanding - basic	147,698	147,572	147,557

Weighted average shares outstanding - diluted	152,666	152,440	152,556

Cash dividends per share	$0.06	$0.06	$0.06

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets
(In thousands)

	April 4, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$517,002	$592,172
Short-term investments	539,046	514,776
Accounts receivable, net	288,273	271,554
Inventories:
Finished goods	115,547	113,361
Work in process	186,758	185,769
Raw materials	124,799	125,464
Total inventories	427,104	424,594

Deferred income taxes	20,415	17,815
Prepaid expenses and other current assets	103,149	105,539
Total current assets	1,894,989	1,926,450

Property and equipment, at cost:
Land	89,594	91,844
Buildings and improvements	547,523	560,926
Machinery and equipment	2,330,646	2,368,046
Construction in progress	65,321	82,684
Allowance for depreciation	(2,180,926)	(2,205,405)
	852,158	898,095

Goodwill	143,617	144,359

Other intangible assets, net	177,979	186,613

Other assets	143,023	143,256
Total assets	$3,211,766	$3,298,773

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets (continued)
(In thousands)

	April 4, 2015	December 31, 2014
	(unaudited)
Liabilities and stockholders' equity
Current liabilities:
Notes payable to banks	$12	$18
Trade accounts payable	156,114	174,451
Payroll and related expenses	115,346	120,023
Other accrued expenses	139,821	137,576
Income taxes	29,927	24,671
Total current liabilities	441,220	456,739

Long-term debt less current portion	470,905	454,922
Deferred income taxes	177,903	178,900
Other liabilities	66,086	76,811
Accrued pension and other postretirement costs	276,626	300,524
Total liabilities	1,432,740	1,467,896

Equity:
Vishay stockholders' equity
Common stock	13,544	13,532
Class B convertible common stock	1,213	1,213
Capital in excess of par value	2,055,679	2,055,246
Retained earnings (accumulated deficit)	(153,648)	(175,485)
Accumulated other comprehensive income (loss)	(143,499)	(69,140)
Total Vishay stockholders' equity	1,773,289	1,825,366
Noncontrolling interests	5,737	5,511
Total equity	1,779,026	1,830,877
Total liabilities and equity	$3,211,766	$3,298,773

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)
	Fiscal quarters ended
	April 4, 2015	March 29, 2014

Operating activities
Net earnings	$30,925	$25,964
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	45,410	43,355
(Gain) loss on disposal of property and equipment	(83)	(60)
Accretion of interest on convertible debentures	1,036	958
Inventory write-offs for obsolescence	4,854	4,516
Other	(7,080)	1,804
Changes in operating assets and liabilities,
net of effects of businesses acquired	(61,564)	(46,583)
Net cash provided by operating activities	13,498	29,954

Investing activities
Purchase of property and equipment	(19,782)	(19,347)
Proceeds from sale of property and equipment	719	1,197
Purchase of short-term investments	(78,905)	(28,423)
Maturity of short-term investments	17,414	50,400
Sale of short-term investments	503	-
Sale of other investments	400	-
Other investing activities	977	459
Net cash provided by (used in) investing activities	(78,674)	4,286

Financing activities
Principal payments on long-term debt and capital lease obligations	-	(7)
Net proceeds (payments) on revolving credit lines	15,000	(4,000)
Dividends paid to common stockholders	(8,126)	(8,119)
Dividends paid to Class B common stockholders	(728)	(728)
Net changes in short-term borrowings	(6)	20
Distributions to noncontrolling interests	-	(300)
Excess tax benefit from RSUs vested	21	-
Net cash provided by (used in) financing activities	6,161	(13,134)
Effect of exchange rate changes on cash and cash equivalents	(16,155)	3

Net increase (decrease) in cash and cash equivalents	(75,170)	21,109

Cash and cash equivalents at beginning of period	592,172	640,348
Cash and cash equivalents at end of period	$517,002	661,457

VISHAY INTERTECHNOLOGY, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share amounts)
	Fiscal quarters ended
	April 4, 2015	December 31, 2014	March 29, 2014

GAAP net earnings attributable to Vishay stockholders	$30,699	$29,206	$25,810

Reconciling items affecting operating margin:
Restructuring and severance costs	$1,410	$1,971	$6,404

Reconciling items affecting tax expense (benefit):
Tax effects of items above and other one-time tax expense (benefit)	$(508)	$(1,991)	$(2,097)

Adjusted net earnings	$31,601	$29,186	$30,117

Adjusted weighted average diluted shares outstanding	152,666	152,440	152,556

Adjusted earnings per diluted share*	$0.21	$0.19	$0.20

* Includes add-back of interest on exchangeable notes in periods where the notes are dilutive.

VISHAY INTERTECHNOLOGY, INC.
Reconciliation of EBITDA and Adjusted EBITDA
(Unaudited - In thousands)
	Fiscal quarters ended
	April 4, 2015	December 31, 2014	March 29, 2014

GAAP net earnings attributable to Vishay stockholders	$30,699	$29,206	$25,810
Net earnings attributable to noncontrolling interests	226	(136)	154
Net earnings	$30,925	$29,070	$25,964

Interest expense	$6,361	$6,489	$5,980
Interest income	(1,197)	(1,283)	(1,223)
Income taxes	13,732	9,041	11,940
Depreciation and amortization	45,410	47,111	43,355
EBITDA	$95,231	$90,428	$86,016

Reconciling items
Restructuring and severance costs	$1,410	$1,971	$6,404

Adjusted EBITDA	$96,641	$92,399	$92,420

Adjusted EBITDA margin**	16.3%	15.1%	15.3%

** Adjusted EBITDA as a percentage of net revenues

Source: Vishay Intertechnology, Inc.
Contact:
Vishay Intertechnology, Inc.
Peter G. Henrici
Senior Vice President, Corporate Communications
 +1-610-644-1300